Mueller Industries, Inc. Announces Intent to Redeem its 6% Subordinated Debentures

MEMPHIS, Tenn., May 24, 2012 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that it issued a Notice of Redemption to all the holders of its 6% Subordinated Debentures (the Debentures). The Debentures will be redeemed at par value totaling approximately $148.2 million principal and accrued interest totaling approximately $1.3 million. The redemption will occur on or about June 25, 2012.

Questions relating to and requests for additional copies of the Notice of Redemption and the related materials should be directed to the paying agent for the redemption, American Stock Transfer & Trust Company, LLC, toll-free at (877)248-6417.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business in importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

*****************************

Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT: Kent A. McKee, +1-901-753-3208